Exhibit 2.1

English Translation of the Japanese Original

Real Estate Sale and Purchase Agreement

May 29, 2014

[Seller]	DUSTY YK

[Purchaser]	ExOne KK

English Translation of the Japanese Original

Section to affix stamp duties

Stamp Duties

60,000 yen

English Translation of the Japanese Original

Real Estate Sale and Purchase Agreement

Dusty YK (the “Seller”) and ExOne KK (the “Purchaser”) agree as follows and enter into a real estate sale and purchase agreement (the “Agreement”) as of May 29, 2014, in regards to the sale of the land (the “Land”) and the building (the “Building”) as set forth in Exhibit 1 (the Land and Building are collectively referred to as the “Real Estate”) from the Seller to the Purchaser.

Article 1 (Purpose of the Agreement)

The Seller agreed to sell the Real Estate to the Purchaser and the Purchaser agreed to purchase it, as of May 29, 2014 or as of another date separately agreed by the Seller and the Purchaser as the date of closing (“Closing”) in writing (the “Closing Date”), in accordance with the provisions of this Agreement (the “Sales”).

Article 2 (Sales Price)

The sales price of the Real Estate according to the preceding Article (the “Sales Price”) shall be 4,250,000 US dollars (U.S.D $4,250,000) (excluding the applicable consumption tax and the local consumption tax in regards to the sale of the building), and the breakdown of the Sales Price shall be as set forth in Exhibit 2.

Article 3 (Method of Payment of the Sales Price)

1.	The Purchaser shall, on the Closing Date (during business hours of U.S. Easter Standard time) or promptly thereafter, and subject to the satisfaction of all condition precedents set forth in Article 3 Paragraph 2, pay 4,390,000 US dollars in total, which is the Sales Price and the amount equal to the consumption tax and local consumption tax for the sale of Building (“Total Amount of Sales Price and Consumption Tax”) as set forth in the preceding Article, by way of instructing or having a person it designates to instruct wire transfer to the bank account (opened in a U.S. bank located within the U.S.) designated by the Seller as follows, in immediately available U.S. dollar denominated fund. All cost in relation to the said wire transfer of funds shall be borne by the Purchaser.

(Designated bank account)

English Translation of the Japanese Original

2.	The Purchaser’s obligation to make payment under Article 3, Paragraph 1 shall be subject to the satisfaction of all of the following conditions, provided that the Purchaser may waive the right to assert failure of satisfaction of any such condition at its sole discretion.

(1)	The representations and warranties given by the Seller in this Agreement (including but not limited to those under Article 8) remain true and accurate as of the date of this Agreement and as of the Closing Date in all respect.

(2)	The Seller has performed any and all of its obligations and complied with any and all of its undertakings under this Agreement.

(3)	The Seller has completed delivery of all Closing Deliverable Documents to the Purchaser as set forth in Article 5, Paragraph 1.

(4)	The Seller has completed delivery to the Purchaser of documents that proves the authority of the signatory to execute this Agreement.

Article 4 (Dimension subject to sales)

1.	The Seller and the Purchaser confirm that the Real Estate is sold based on the dimension, structure and type as described in the registration record set forth in Exhibit 1, and shall mutually not make any objection, claim for increase or decrease of the sales price or any other claim against each other, even if it is found at a later date that the actual dimension, structure or type of the Real Estate is different from the description in the registration record.

2.	The Seller shall not be responsible for specifying the boundary.

Article 5 (Transfer of the Real Estate)

1.	The Seller shall, no later than the Closing Date, complete delivery of all documents listed in Exhibit 3 (“Closing Deliverable Documents”) to the Purchaser).

2.	The ownership of the Real Estate shall be transferred from the Seller to the Purchaser concurrently with the instruction of payment of the Total Amount of Sales Price and Consumption Tax as set forth in Article 3, Paragraph 3.

Article 6 (Perfection)

The application process for registration of the transfer of ownership of the Real Estate pursuant to this Agreement can be commenced immediately after the Purchaser’s delivery to the Seller of a copy (including delivery of copy by email) of the wire transfer instruction (“Wiring Instruction”) for the payment of the Total Amount of Sales Price and Consumption Tax as set forth in Article 3, Paragraph 1, and the Seller shall provide its full cooperation.

Article 7 (Defect Liability)

1.	The sale and purchase of the Building is made AS IS, and the Seller shall not incur and shall not be responsible, regardless of the cause of claim whatsoever, for any defect of the

English Translation of the Japanese Original

Building (including but not limited to legal defects and the existence of hazardous materials in the Building; and shall also not be limited to hidden defects; same for the purpose of this Article hereinafter) and any damage, loss and expense (including those due to claims from third parties) incurred by the Purchaser arising out of such defect.

2.	The sale and purchase of the Land is not made as is, and the Seller will owe the same liability as the defect liability set forth in Article 570 of the Civil Code only for one year from the Closing Date with respect to the sale and purchase of the Land.

Article 8 (Representations and Warranties)

1.	The Seller represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, that the following items are true and accurate. The Seller will immediately notify the Purchaser when it becomes clear that its representations and warranties set forth in this Paragraph contain error or inaccurate item.

(1)	The Seller is a Special limited liability Company (Tokurei Yugen Kaisha) validly incorporated and existing under the laws of Japan, and has complete power and authority required for the execution of this Agreement and performance of its obligation under this Agreement.

(2)	The execution and performance of this Agreement, as well as the implementation of the transaction contemplated herein, are within the scope of the purpose of the Seller, and the Seller has completed all procedure required under laws and regulations and its internal regulation for such execution and performance of this Agreement as well as the implementation of the said transaction.

(3)	The Real Estate belongs solely to the Seller, and only the Seller has all the complete power and authority to dispose (excluding the power and authority of the Purchaser under the lease agreement with respect to the Building).

(4)	To the best of Seller’s knowledge, there is no litigation, mediation, arbitration or other legal proceedings or dispute resolution proceedings, and there is no claim, objection, statement of dissatisfaction or complaint from the owners or occupants of adjacent lands with respect to all or part of the Real Estate.

(5)	To the best of Seller’s knowledge, there is no attachment, provisional attachment, provisional injunction or other provisional remedy or application of such, or there is no other right or restriction that cause or may cause damage to the rights of the Purchaser under this Agreement, in relation to all or part of the Real Estate.

English Translation of the Japanese Original

(6)	To the best of Seller’s knowledge, other than those explicitly set forth in Exhibit 4, the Real Estate does not include urban planning road or other land for urban facility subject to urban planning decision. In addition, other than those explicitly set forth in Exhibit 4, there has been no condemnation of land, land readjustment project, urban renewal program or other similar proceedings with respect to the Real Estate, and there is no plan of such.

(7)	Other than those that are incurred by the Purchaser in accordance with a written agreement between the Seller and the Purchaser, all fixed asset tax, other tax and public dues or other assessments in relation to the Real Estate which has become payable has been paid in a timely manner, and none of them are outstanding overdue.

(8)	To the best of Seller’s knowledge, prior to the occupation of the Building by the Purchaser, no part of the Land has ever been used for any business that process Industrial Waste or for any business that emits Industrial Waste Subject to Special Control. No Prohibited Hazardous Substance or Value Diminishing Hazardous Substance is being emitted from the Land, and the Land has never been used for the storage, maintenance, manufacture, process or disposition of Prohibited Hazardous Material or Value Diminishing Hazardous Material. The Seller has never received any notice or communication from any governmental authority or other party regarding a violation of environmental laws and regulations or a possibility of such in relation to the Land. The terms “Industrial Waste” or “Industrial Waste Subject to Special Control” shall have the same respective meaning as those defined under the Law Concerning Waste Disposal and Scavenging. The term “Prohibited Hazardous Substance” shall mean substance of which use are prohibited, restricted or otherwise regulated by laws and regulations, and the term “Value Diminishing Hazardous Substance” shall mean substances for which disbursement of expense, burden of obligation and other restriction is anticipated in order to comply with applicable restrictions under laws and regulations or to avoid potential responsibility under laws and regulations in regards to the said substance and in relation to the ownership, usage and disposal of the Real Estate.

(9)	Other than those explicitly set forth in Exhibit 4, there is no prohibition or restriction of the ownership, usage or disposition of the Land under any laws or regulations, custom, or agreement.

(10)

Other than those explicitly set forth in Exhibit 4, there is no law, custom or agreement that restricts the sale and purchase of the Real Estate contemplated under this Agreement, and there is no license or permit, filing or submission, consent, approval or

English Translation of the Japanese Original

notice etc. required under law, custom or agreement for the sale and purchase of the Real Estate contemplated under this Agreement from any governmental authority or any other third party.

(11)	Other than those set forth in each of the preceding items, to the best of the Seller’s knowledge, there is no defect with material adverse effect in relation to the ownership, usage, disposition of the Land or the valuation of the Land.

(12)	This Agreement is executed based on a legitimate purpose, and is not based on a purpose to harm its creditors or illegal purpose.

(13)	The Seller is not in the state of insolvency, suspension of payment or excessive liability, and there is no event of commencement for bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings, or other event of commencement for insolvency proceedings applicable to the Seller.

(14)	To the best of the knowledge of the Seller, other than those explicitly set forth in Exhibit 4, the Seller has disclosed all agreements, materials, documents and information that could have effect on the rights and obligations of the Purchaser in relation to the Real Estate, and the agreements, materials, documents and information disclosed by the Seller to the Purchaser are all accurate and do not contain misleading information.

2.	Notwithstanding anything to the contrary set forth herein, the Seller shall indemnify the Purchaser for all damage, loss and expenses incurred by the Purchaser due to error or inaccuracy of the items with respect to its representations and warranties set forth in the preceding paragraph or failure to give notice set forth in the preceding paragraph.

3.	The Purchaser represents and warrants to the Seller, as of the date of this Agreement and as of the Closing Date, that the following items are true and accurate. The Purchaser will immediately notify the Seller when it becomes clear that its representations and warranties set forth in this Paragraph contain error or inaccurate item.

(1)	The Purchaser is a corporation (Kabushiki Kaisha) validly incorporated and existing under the laws of Japan, and has complete power and authority required for the execution of this Agreement and performance of its obligation under this Agreement.

(2)	The execution and performance of this Agreement, as well as the implementation of the transaction contemplated herein, are within the scope of the purpose of the Purchaser, and the Purchaser has completed all procedure required under laws and regulations and its internal regulation for such execution and performance of this Agreement as well as the implementation of the said transaction.

(3)	The Purchaser is not in the state of insolvency, suspension of payment or excessive liability, and there is no event of commencement for bankruptcy proceedings, civil

English Translation of the Japanese Original

rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings, or other event of commencement for insolvency proceedings applicable to the Purchaser.

4.	Notwithstanding anything to the contrary set forth herein, the Purchaser shall indemnify the Seller for all damage, loss and expenses incurred by the Seller due to error or inaccuracy of the items with respect to its representations and warranties set forth in the preceding paragraph or failure to give notice set forth in the preceding paragraph.

Article 9 (Termination)

1.	The Seller and the Purchaser may terminate this Agreement if the other party is in breach of this Agreement (including breach of its representations or warranties under Article 8), and such breach is not cured within 15 business days after the demand has been made against the other party by setting a reasonable period.

2.	The termination of this Agreement pursuant to the preceding Paragraph shall not exclude the damage claim by the party terminating this Agreement against the other party.

Article 10 (Delivery, Assumption of Risk)

1.	The seller shall, at its own responsibility and expense, deliver the Real Estate and all Closing Deliverable Documents to the Purchaser on or prior to the Closing Date.

2.	The Seller shall deliver the Real Estate to the Purchaser clear of any surface right, right of lease, right of possession or any other usufructuary right, pledge, mortgage or any other security interests, or any other restriction, tax and public dues, assessment or any other burden of charges which interferes with the Purchaser’s exercise of its complete ownership, provided that the foregoing shall not apply to Purchaser’s usufructuary rights and charges owed by the Purchaser.

3.	The Seller shall, on the Closing Date, prepare two copies of confirmation of delivery at the Seller’s own expense, and deliver them to the Purchaser. The Purchaser shall state its receipt, affix seal and return one of the copies to the Seller.

4.	The Seller and the Purchaser may terminate this Agreement if the Real Estate is totally destroyed or lost due to act of providence and other matters not ascribable to either the Seller or the Purchaser, after the execution of this Agreement and prior to the Closing of this Agreement.

5.	If the Real Estate is damaged due to the events set forth in the preceding Paragraph, after the execution of this Agreement and prior to the Closing of this Agreement, the Seller shall deliver the Real Estate after repairing it. In such case, the Purchaser cannot make any damage claim or any other objection against the Seller based on delay of delivery, even if the delivery date is delayed for a reasonable period necessary for such repair.

6.	The Seller and the Purchaser may, if the repair of the Real Estate pursuant to the preceding paragraph is extremely difficult, or the repair requires excessive costs, terminate this Agreement until the Closing. The Purchaser may also terminate this Agreement until the Closing, if the purpose of entering this Agreement cannot be achieved due to damage of the Real Estate.

English Translation of the Japanese Original

Article 11 (Expenses)

1.	The real estate acquisition tax, registration tax and fees for the judicial scrivener for the registration of the transfer of ownership in relation to the Sales, and stamp duties for this Agreement shall be borne by the Purchaser. The Seller shall file application for the registration of the change of address of the registered owner through the judicial scrivener at its own expense, on or prior to the Closing Date.

2.	All expenses required for the preparation of all agreements or understandings and other documents etc. (excluding those described in the preceding Paragraph) in relation to the Sales shall be borne by each party.

Article 12 (Allocation of Proceeds and Expenses)

With respect to the proceeds from the Real Estate and expenses for the Real Estate (including the fixed property tax and city planning tax for the fiscal year of 2014, which shall be taxed by counting from January 1, 2014 (the “Fixed Property Tax etc.”)), it shall be divided as of the Closing Date regardless of to whom it may be addressed to, and those for the dates on and prior to the Closing Date shall be ascribed to the Seller, while those for the dates on and after the date following the Closing Date shall be borne by the Purchaser.

Article 13 (Confidentiality Obligation)

The Seller and the Purchaser (including the Purchaser’s parent company, ultimate parent company, direct or indirect subsidiaries of the ultimate parent company, subsidiaries and affiliates) shall not disclose to any third party any information related to the other party or its interested parties that it could have known in relation to this Agreement or information related to the Real Estate, without the prior written consent of the other party, other than in the case required under applicable laws, by the request of administrative authorities or the stock market rules (including but not limited to the case where the parent of the Purchaser is required to file with the U.S. Securities Exchange Commission), in the case it is required by

English Translation of the Japanese Original

investors to the Seller or the Purchaser (including potential investors) or sponsors (including potential sponsors or successors of sponsors), or in the case it is disclosed to their respective attorney, accountant, tax accountant, other professionals and advisors.

Article 14 (Exclusion of Anti-Social Forces)

1.	The Seller and the Purchaser represents and warrants the matters in the following items to be true to the other party of this Agreement, as of the date of this Agreement and the Closing Date.

(1)	That itself or its executives are not one of the following:

(i)	Organized crime group, member of organized crime group, quasi-member of organized crime group, company related to organized crime group, corporate extortionists, hooligan calling for social movements etc. or specific intellectual violence group etc., or equivalent of such (the “Organized Crime Group Member etc.”).

(ii)	Those with relation that are recognized that Organized Crime Group Member etc. is controlling the management.

(iii)	Those with relation that are recognized that Organized Crime Group Member etc. is effectively involved in the management.

(iv)	Those with relation that are recognized to be inappropriately utilizing Organized Crime Groups Member etc. such as acting with purposes of gaining unjust profit for itself, its company or third parties, or purpose of damaging third parties.

(v)	Those with relation that are recognized to have involvement such as providing Organized Crime Group Member etc. or providing benefits.

(vi)	Those with relation that are to be socially accused as Organized Crime Group Member etc.

(2)	That it is not allowing Organized Crime Group Member etc. to use its name and execute this Agreement.

2.	The Seller and the Purchaser may terminate this Agreement immediately notwithstanding any other provision of this Agreement, in case the other party has breached any representation and warranty set forth in the preceding Paragraph.

3.	The Seller and the Purchaser confirm that it will not make any violent claim by itself or by using third parties, make inappropriate claim which exceeds legal responsibility, damage the other party’s credibility or interfere with the operation of the other party by, using threatening language and behavior or engaging in violent activities, spreading rumors, using fraudulent measures or muscles in relation to its trading, or engaging in any equivalent activities, against the other party.

English Translation of the Japanese Original

4.	Notwithstanding any other provision of this Agreement, the Seller and the Purchaser may terminate this Agreement immediately in case the other party makes any conduct that breaches the preceding paragraph.

5.	The Purchaser confirms to the Seller that it will not provide or will not have any third party provide this Real Estate for the use of office or other activities of the Organized Crime Group Member etc.

6.	Notwithstanding any other provision of this Agreement, the Seller may terminate this Agreement immediately, in the case the Purchaser’s act breaches Paragraph 3 or the preceding Paragraph.

Article 15 (Amendment to the Agreement)

Amendment to this Agreement shall be valid only when the Seller and the Purchaser agrees in writing.

Article 16 (Governing law and Jurisdiction)

This Agreement shall be governed by and construed in accordance with the laws of Japan. The parties agree that any and all dispute arising out of or in relation to this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

Article 17 (Matters to be consulted)

If there is any matter not provided in this Agreement or if any doubt arises in relation to this Agreement, it shall be resolved through consultation between the Seller and the Purchaser.

<End of Articles>

English Translation of the Japanese Original

IN WITNESS WHEREOF, the Seller and the Purchaser have executed one copy of this Agreement by printing their name and affixing their seal, and the original copy is retained by the Purchaser, while the Seller retains the photocopy thereof.

May 29, 2014

Seller:	165-5 Haneo Odawara-shi, Kanagawa-ken

Dusty YK

/s/ Minoru Sakamoto, Director

Purchaser:	165-5 Haneo Odawara-shi, Kanagawa-ken

ExOne KK

/s/ Kenji Yokoyama, Representative Director